Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of BT Brands, Inc. of our report dated March 31, 2025, with respect to the consolidated financial statements of BT Brands, Inc. on Form 10-K for the year ended December 29, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Boulay PLLP

Minneapolis, Minnesota

December 31, 2025